Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
April 27, 2005
News Media
	Tim Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)

WGL HOLDINGS, INC. REPORTS INCREASED SECOND QUARTER EARNINGS
AND RAISES FISCAL YEAR 2005 EARNINGS GUIDANCE

     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company (Washington Gas or the regulated utility) and other energy-related subsidiaries, today reported net income of $79.9 million, or $1.63 per share, for the three months ended March 31, 2005, the second quarter of its fiscal year 2005. This represents a $714,000, or $0.01 per share, increase over net income of $79.2 million, or $1.62 per share, for the three months ended March 31, 2004. For the first six months of fiscal year 2005, the Company reported net income of $123.1 million, or $2.51 per share, an increase of $4.3 million, or $0.08 per share, over the same period of the prior fiscal year. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding. The Company’s operations are seasonal, and accordingly, the Company’s operating results for the three and six months ended March 31, 2005 are not indicative of the results to be expected for the twelve months ended September 30, 2005.

     Commenting on second quarter results and the outlook for the remainder of the year, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “Our strong second quarter results demonstrate our success in generating shareholder value from our non-utility businesses while continuing to grow our utility operations.” DeGraffenreidt added, “Our energy-marketing and commercial HVAC businesses have improved sales and increased margins. We also profitably grew our utility customer base, adding nearly 27,500 active customer meters in the past year.”

     Net income presented for all periods ended March 31, 2004 has been restated to recognize the effect of a $1.2 million, or $0.02 per share, benefit associated with a Medicare prescription drug subsidy. This restatement was made in accordance with an accounting standard issued by the Financial Accounting Standards Board in 2004 and adopted by the Company during the third quarter of fiscal year 2004. This standard permitted recognition of this Medicare subsidy benefit on a retroactive basis effective January 1, 2004, the beginning of the Company’s second quarter of fiscal year 2004. The effect of the restatement, which was reflected in the annual earnings reported for fiscal year 2004, is being presented for the first time in this earnings release as the Company presents detailed financial results for the quarter ended March 31, 2004. Accordingly, earnings for the second quarter of fiscal year 2004 were restated from $1.60 to $1.62 per share, and earnings for the six months ended March 31, 2004 were restated from $2.41 to $2.43 per share.

Results from Normal Operations

     The Company reviews its financial results from normal operations (based on normal weather, and uninfluenced by unique transactions) to monitor its progress towards achieving its five-year financial objectives. Excluding the effects of colder-than-normal weather and unique transactions described below, the Company’s consolidated earnings from normal operations for the second quarter of fiscal year 2005 were $1.53 per share, a $0.23 per share increase over earnings from normal operations of $1.30 per share for the same quarter of fiscal year 2004. For the first six months of fiscal year 2005, the Company’s consolidated earnings from normal operations were $2.41 per share, a $0.26 per share increase over earnings from normal operations of $2.15 per share for the corresponding period of the prior fiscal year. The significant increase in earnings from normal operations for both the current quarter and year-to-date periods was due primarily to customer growth, reduced expenses including operation and maintenance, depreciation and amortization, and income taxes, as well as increased earnings from the Company’s major non-utility operations.

     As discussed above, earnings from normal operations exclude the impact of variations from normal weather and unique transactions. The Company’s regulated utility operations are weather sensitive, with a significant portion of its revenue coming from deliveries of natural gas to residential and commercial heating customers. Weather, when measured by heating degree days, was seven percent colder and ten percent colder than normal for the three months ended March 31, 2005 and 2004, respectively, enhancing net income in relation to normal weather by an estimated $5 million, or $0.10 per share, for the current quarter, as compared to $10 million, or $0.20 per share, for the same quarter in fiscal year 2004. For the six months ended March 31, 2005 and 2004, weather was five percent colder and seven percent colder than normal, respectively, contributing an estimated $5 million to net income, or $0.10 per share, for the current six-month period, as compared to $10 million, or $0.20 per share, for the corresponding period of the prior fiscal year.

     Earnings comparisons between the current and corresponding prior year periods presented also reflect unique transactions related to the Company’s utility and non-utility segments. While there were no unique transactions in the current quarter and year-to-date periods, earnings from normal operations for the three and six months ended March 31, 2004 exclude the effect of an after-tax gain of $5.8 million, or $0.12 per share, realized in the second quarter of fiscal year 2004 from the sale of two buildings by a third party in a commercial development project in which the Company held a carried interest. Additionally, earnings from normal operations for the first six months of the prior fiscal year exclude the effect of additional depreciation expense unrelated to those periods of $3.5 million (pre-tax), or $0.04 per share, that was recorded in connection with a Virginia rate order.

     Reconciliations of the Company’s and regulated utility segment's earnings per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings per share from normal operations are attached to this press release.

Three Months Ended March 31, 2005

     Regulated Utility Operations
     The operating results of the Company’s regulated utility segment are the primary influence on consolidated operating results. For the three months ended March 31, 2005, the regulated utility segment reported net income of $74.6 million, or $1.52 per share, as compared to net income of $75.4 million, or $1.54 per share, for the same quarter of the prior fiscal year. This comparison reflects a decrease in total natural gas deliveries to firm customers of 22.6 million therms, or three percent, to 626.9 million therms delivered during the second quarter of fiscal year 2005. The decline in total natural gas deliveries reflects three percent warmer weather in the current quarter when compared to the same quarter in fiscal year 2004. Weather was seven percent colder than normal for the three months ended March 31, 2005, enhancing net income for the current quarter in relation to normal weather by an estimated $5 million, or $0.10 per share. Weather for the three months ended March 31, 2004 was ten percent colder than normal, contributing $10 million, or $0.20 per share, to earnings for that period.

     Earnings for the regulated utility segment for the current quarter were favorably affected by the addition of nearly 27,500 active customer meters, an increase of 2.8 percent from the end of the same quarter of the prior fiscal year. The regulated utility segment also benefited during the current quarter from a $1.7 million (pre-tax), or three percent, decrease in operation and maintenance expenses, increasing net income by $0.02 per share when compared to the same quarter of fiscal year 2004. The lower expense primarily reflects fewer employees and lower employee severance costs, partially offset by higher labor rates and employee benefits expense.

     Second quarter 2005 earnings for the regulated utility segment reflect a $1.5 million (pre-tax), or $0.02 per share, decrease in depreciation and amortization expense due primarily to a reversal in the current period of $1.0 million of depreciation expense that was previously recorded in fiscal year 2004 related to the performance of an earnings test required by a regulatory order in Virginia. Additionally, a $500,000 provision was recorded in the second quarter of fiscal year 2004 related to an earnings test that did not recur in the current quarter.

     The regulated utility segment also benefited from reduced income taxes during the current three-month period due to a lower effective federal income tax rate (primarily attributable to a non-taxable benefit of a Medicare prescription drug subsidy) that contributed an additional $0.03 per share of increased earnings for this segment.

     Non-Utility Operations

     The Company’s non-utility operations reported net income of $5.3 million, or $0.11 per share, for the three months ended March 31, 2005, as compared to net income of $3.9 million, or $0.08 per share, for the same three months of the prior fiscal year. The increased earnings from non-utility operations were attributable primarily to a $0.12 per share improvement in the operating results of the Company’s retail energy-marketing segment. Results for the quarter ended March 31, 2004 included an after-tax gain of $5.8 million, or $0.12 per share, from the sale of a carried interest in real estate that did not recur in the current fiscal year.

     The retail energy-marketing segment reported net income of $5.8 million, or $0.12 per share, for the current three-month period, compared to a net loss of $183,000 reported for the same three-month period of the prior fiscal year. The $6.0 million, or $0.12 per share, year-over-year improvement in earnings for this segment reflects higher gross margins from the sale of natural gas. Although natural gas sales volumes decreased slightly by one percent, gross margins per therm increased over three times. A significant portion of the higher gross margins from gas sales reflects the utilization of greater volumes of lower cost storage inventory, and the realization in the current quarter of market value gains associated with certain contracts used to hedge supply risks that occur due to the volatility in the price of natural gas. The retail energy-marketing segment also benefited during the current quarter from a relatively small improvement in gross margins from electric sales, reflecting a higher gross margin per kilowatt-hour sold that more than offset the affect of lower electric sales volumes caused by a reduced electric customer base.

     The Company’s commercial heating, ventilating and air conditioning (HVAC) segment reported a net loss of $256,000, or $0.01 per share, for the second quarter of fiscal year 2005, an improvement of $518,000, or $0.01 per share, over the net loss of $774,000, or $0.02 per share, reported for this segment for the same quarter of the prior fiscal year. This improvement primarily reflects increased sales and lower selling, general and administrative expenses during the period.

Six Months Ended March 31, 2005

     Regulated Utility Operations

     The regulated utility segment reported net income of $114.4 million, or $2.34 per share, for the first six months of fiscal year 2005, an increase of $4.4 million, or $0.09 per share, over net income of $110.0 million, or $2.25 per share, for the corresponding six-month period of the prior fiscal year.

     Increased earnings for the regulated utility segment for the current six-month period reflect a 2.8 percent increase in active customer meters. The first six months of fiscal year 2005 also benefited $2.3 million, or $0.03 per share, from realizing the favorable effect of changes in rates charged to customers that were implemented in Maryland on November 6, 2003 and the District of Columbia on November 24, 2003. This benefit is net of the impact of a Virginia rate increase that went into effect on February 26, 2004, subject to refund, and included in this segment’s operating results for the six months ended March 31, 2004, but that was not in effect during the six months ended March 31, 2005.

     Total gas deliveries to firm customers fell 30.1 million therms, or three percent, to 1.021 billion therms delivered for the six months ended March 31, 2005, primarily due to warmer weather. Weather was two percent warmer in the current six-month period than in the comparable period of the prior fiscal year. Total gas deliveries to firm customers in the current six-month period also reflect declines experienced during the first three months of fiscal year

2005 that did not correlate with the change in heating degree days for that period. Weather was five percent colder than normal for the six months ended March 31, 2005, enhancing net income in relation to normal weather by an estimated $5 million, or $0.10 per share. Weather for the six-months ended March 31, 2004 was seven percent colder than normal, contributing $10 million, or $0.20 per share, to earnings for that period.

     Current year-to-date earnings for the regulated utility segment benefited from a slight decline of $891,000 (pre-tax), or $0.01 per share, in operation and maintenance expense. The lower expense primarily reflects six percent fewer employees, and reduced employee severance costs, partially offset by the effect of higher labor rates and employee benefit costs.

     Depreciation and amortization expense for the current six-month period declined by $4.6 million (pre-tax), or $0.06 per share. The current period reflects a reversal of $1.0 million (pre-tax), or $0.01 per share, of depreciation expense that was previously recorded in fiscal year 2004 related to the performance of an earnings test as required by a Virginia rate order. This reversal, combined with depreciation expense that was applicable to a prior period of $3.5 million, or $0.04 per share, recorded during the first six months of fiscal year 2004 in connection with a Virginia rate order, and depreciation expense of $500,000 recorded in connection with an earnings test in Virginia in the second quarter of fiscal year 2004, resulted in the favorable year-over-year expense comparison.

     The regulated utility segment also benefited during the current year-to-date period from reduced income taxes due to a lower effective federal income tax rate (primarily attributable to a non-taxable benefit of a Medicare prescription drug subsidy) that contributed an additional $0.07 per share of increased earnings.

     Non-Utility Operations

     The Company’s non-utility operations reported net income of $8.6 million, or $0.17 per share, for the six months ended March 31, 2005, relatively unchanged from the corresponding period of the prior fiscal year. The current six-month period reflects a $0.10 per share improvement in the earnings of the retail energy-marketing segment. The results for the same period of the prior fiscal year included a gain related to the sale of a carried interest in real estate that was almost equal to the earnings improvement of the retail energy-marketing segment for the current period.

     The retail energy-marketing segment reported net income of $9.9 million, or $0.20 per share, for the six months ended March 31, 2005 as compared to net income of $4.6 million, or

$0.10 per share, reported for the same period last fiscal year. The $5.3 million, or $0.10 per share, year-over-year improvement in earnings primarily reflects higher gross margins from the sale of natural gas, and a small increase in gross margins from electric sales despite significantly lower electric sales volumes.

     The Company’s commercial heating, ventilating and air conditioning (HVAC) segment reported a net loss of $688,000, or $0.02 per share, for the six months ended March 31, 2005, an improvement of $584,000, or $0.01 per share, over the same period last fiscal year. This improvement, driven primarily by this segment’s operating results for the current second quarter, primarily reflects increased sales and lower selling, general and administrative expenses during the period.

Earnings Outlook

     The earnings guidance shown below should be read in conjunction with a press release issued by WGL Holdings, Inc. on April 27, 2005 and entitled, “WGL Holdings, Inc. Subsidiary Updates Estimated Costs of System Rehabilitation Program In Prince George’s County, Maryland.”

     The Company is raising its consolidated earnings estimate for the full fiscal year 2005 to a range of $1.94 to $2.04 per share from its previous guidance of $1.83 to $1.93 per share. This updated estimate includes an increase in projected full fiscal year 2005 earnings from its unregulated businesses to a range of $0.16 to $0.20 per share from the previous range of $0.09 to $0.13 per share. The annual guidance for the consolidated entity includes an estimate for the third quarter ending June 30, 2005 of a seasonal net loss in the range of $0.11 to $0.21 per share, which reflects projected earnings from the Company’s unregulated businesses of $0.01 to $0.03 per share.

     This guidance includes the estimated effect of actual weather through April 25, 2005, and assumes normal weather thereafter. These estimates also: (i) assume an anticipated level of costs and a rate of incurrence of such costs throughout the remainder of fiscal year 2005 in connection with a large project to be performed in Prince George’s County, Maryland, and assume approval by the Public Service Commission of Maryland of Washington Gas’ proposed accounting treatment for certain of these costs, (ii) assume no additional effect that may result from performing earnings tests pursuant to a December 18, 2003 rate order issued by the State Corporation Commission of Virginia, and (iii) exclude the effect of other unusual items that could arise in the future.

Other Information

     The Company will hold a conference call at 10:30 a.m. Eastern time on April 28, 2005, to discuss its second quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live Webcast, click on the Live Webcast link located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through May 27, 2005.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.

     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

     Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred in connection with constructing, operating and maintaining the Company’s natural gas distribution system; variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see the Company’s most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

     Please see the following comparative statements for additional information. Also attached is a reconciliation of the Company’s earnings per share reported in accordance with GAAP to earnings per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended March 31, 2005 and 2004
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

(In thousands, except per share data)	2005	2004	2005	2004	2005	2004

UTILITY OPERATIONS
Operating Revenues	$635,226	$588,648	$1,044,177	$963,962	$1,348,163	$1,269,819
Less: Cost of gas	384,559	336,986	613,170	535,764	746,374	673,026
Revenue taxes	23,779	20,510	40,874	34,279	56,674	48,928

Utility Net Revenues	226,888	231,152	390,133	393,919	545,115	547,865

Other Operating Expenses
Operation and maintenance	59,537	61,218	115,535	116,426	225,860	221,502
Depreciation and amortization	21,418	22,961	43,614	48,166	86,958	90,911
General taxes	12,197	10,782	21,254	20,653	37,145	37,037
Income taxes	46,677	49,629	70,714	74,387	54,790	60,677

Utility Other Operating Expenses	139,829	144,590	251,117	259,632	404,753	410,127

Utility Operating Income	87,059	86,562	139,016	134,287	140,362	137,738

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	285,918	265,680	491,206	467,938	813,127	797,536
Heating, ventilating and air conditioning (HVAC)	10,006	7,246	19,524	14,780	34,867	32,161
Other non-utility activities	319	678	613	861	1,425	1,180

Total Non-Utility Operating Revenues	296,243	273,604	511,343	483,579	849,419	830,877

Operating Expenses
Non-utility operating expenses	287,508	275,821	496,834	478,613	834,393	828,455
Income tax expense (benefit)	3,384	(410)	5,623	2,114	5,684	(125)

Total Non-Utility Operating Expenses	290,892	275,411	502,457	480,727	840,077	828,330

Non-Utility Operating Income (Loss)	5,351	(1,807)	8,886	2,852	9,342	2,547

TOTAL OPERATING INCOME	92,410	84,755	147,902	137,139	149,704	140,285
Other Income (Expenses) — Net	(936)	5,553	(1,935)	4,633	(3,407)	4,809

INCOME BEFORE INTEREST EXPENSE	91,474	90,308	145,967	141,772	146,297	145,094
Interest expense	11,198	10,746	22,229	22,337	44,037	45,242
Dividends on Washington Gas preferred stock	330	330	660	660	1,320	1,320

NET INCOME	$79,946	$79,232	$123,078	$118,775	$100,940	$98,532

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,688	48,643	48,679	48,634	48,665	48,614
Diluted	48,996	48,859	48,967	48,836	48,914	48,810

EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.64	$1.63	$2.53	$2.44	$2.07	$2.03
Diluted	$1.63	$1.62	$2.51	$2.43	$2.06	$2.02

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$74,640	$75,367	$114,443	$110,046	$93,348	$90,041

Non-utility operations:
Retail energy-marketing	5,785	(183)	9,893	4,627	13,546	4,670
Commercial HVAC	(256)	(774)	(688)	(1,272)	(4,812)	(1,840)

Total major non-utility	5,529	(957)	9,205	3,355	8,734	2,830
Other, principally non-utility activities	(223)	4,822	(570)	5,374	(1,142)	5,661

Total non-utility	5,306	3,865	8,635	8,729	7,592	8,491

NET INCOME	$79,946	$79,232	$123,078	$118,775	$100,940	$98,532

WGL Holdings, Inc.
Consolidated Balance Sheets
March 31, 2005 and 2004
(Unaudited)

	March 31,

(In thousands)	2005	2004

ASSETS
Property, Plant and Equipment
At original cost	$2,704,566	$2,609,621
Accumulated depreciation and amortization	(780,638)	(722,881)

Net property, plant and equipment	1,923,928	1,886,740

Current Assets
Cash and cash equivalents	72,214	77,369
Accounts receivable, net	460,069	414,415
Storage gas—at cost (first-in, first-out)	52,347	36,980
Other	47,160	40,042

Total current assets	631,790	568,806

Deferred Charges and Other Assets	160,136	156,458

Total Assets	$2,715,854	$2,612,004

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$945,490	$907,444
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	523,692	617,903

Total capitalization	1,497,355	1,553,520

Current Liabilities
Notes payable and current maturities of long-term debt	173,526	146,741
Accounts payable	207,954	163,189
Other	190,686	156,772

Total current liabilities	572,166	466,702

Deferred Credits	646,333	591,782

Total Capitalization and Liabilities	$2,715,854	$2,612,004

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended March 31, 2005 and 2004
(Unaudited)

COMMON STOCK DATA

	March 31, 2005	52 Week
	Closing Price	Price Range

	$30.96	$31.97 - $26.66

	Earnings Per Share
	Twelve Months Ended March 31,

	2005	2004

Basic	$2.07	$2.03
Diluted	$2.06	$2.02

	Annualized
P/E	Dividend	Yield

15.0	$1.33	4.3%

FINANCIAL STATISTICS

	Twelve Months Ended

	March 31,	March 31,
	2005	2004

Return on Average Common Equity	10.9%	11.1%
Total Interest Coverage (times)	4.6	4.5
Book Value Per Share (end of period)	$19.42	$18.65
Common Shares Outstanding—end of period (thousands)	48,693	48,648

UTILITY GAS STATISTICS

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

(In thousands)	2005	2004	2005	2004	2005	2004

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$430,886	$385,975	$683,123	$623,652	$852,470	$780,272
Commercial and Industrial — Firm	122,797	113,946	213,431	186,722	271,951	242,552
Commercial and Industrial — Interruptible	2,744	2,106	5,086	4,899	7,765	9,296
Electric Generation	275	275	550	417	1,100	967

	556,702	502,302	902,190	815,690	1,133,286	1,033,087

Gas Delivered for Others
Firm	59,196	62,887	102,553	108,256	144,845	152,394
Interruptible	13,513	10,952	23,533	21,291	36,315	33,114
Electric Generation	62	71	116	150	244	358

	72,771	73,910	126,202	129,697	181,404	185,866

	629,473	576,212	1,028,392	945,387	1,314,690	1,218,953
Other	5,753	12,436	15,785	18,575	33,473	50,866

Total	$635,226	$588,648	$1,044,177	$963,962	$1,348,163	$1,269,819

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

(In thousands of therms)	2005	2004	2005	2004	2005	2004

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	332,727	326,491	516,353	523,878	622,203	628,996
Commercial and Industrial — Firm	99,531	105,652	172,719	174,908	224,218	226,583
Commercial and Industrial — Interruptible	2,413	1,952	4,569	4,974	7,221	9,801

	434,671	434,095	693,641	703,760	853,642	865,380

Gas Delivered for Others
Firm	194,666	217,387	332,385	352,811	434,123	466,222
Interruptible	99,942	85,390	177,440	167,284	278,639	261,987
Electric Generation	9,202	11,149	18,509	21,717	37,844	51,745

	303,810	313,926	528,334	541,812	750,606	779,954

Total	738,481	748,021	1,221,975	1,245,572	1,604,248	1,645,334

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	297,201	300,262	501,565	508,032	710,110	734,177

Number of Customers (end of period)	151,100	158,400	151,100	158,400	151,100	158,400

Electricity Sales
Electricity Sales (thousands of kWhs)	586,290	1,692,325	1,363,118	3,406,440	4,615,604	7,223,708

Number of Accounts (end of period)	40,800	57,000	40,800	57,000	40,800	57,000

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	87.80¢	75.41¢	88.10¢	74.42¢	87.27¢	74.76¢

HEATING DEGREE DAYS

Actual	2,264	2,328	3,653	3,716	3,961	4,160
Normal	2,117	2,110	3,476	3,472	3,796	3,793

Percent Colder than Normal	6.9%	10.3%	5.1%	7.0%	4.3%	9.7%

Number of Active Customer Meters (end of period)	1,015,227	987,748	1,015,227	987,748	1,015,227	987,748

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)

April 27, 2005

The reconciliation below is provided to demonstrate management’s utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries (the Company), and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.

Utilization of normal weather is an industry standard, and it is Company practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

		Actual Fiscal Year 2005 Results
		Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.88	$1.63			$2.51
Adjustments for:
Colder-than-normal weather	—	(0.10)			(0.10)

Adjusted diluted earnings per share from normal operations	$0.88	$1.53			$2.41

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2004 By Quarter (1)

	Actual Fiscal Year 2004 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.81	$1.62			$2.43
Adjustments:
Colder-than-normal weather	—	(0.20)			(0.20)
Retroactive depreciation related to the period from 1/02-11/02, per Virginia rate order	0.04	—			0.04
Net gain on the sale of real estate	—	(0.12)			(0.12)

Adjusted diluted earnings per share from normal operations	$0.85	$1.30			$2.15

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)

April 27, 2005

The reconciliation below is provided to demonstrate management’s utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the Company’s regulated utility segment, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.

Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Actual Fiscal Year 2005 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.81	$1.52			$2.34
Adjustments for:
Colder-than-normal weather	—	(0.10)			(0.10)

Adjusted diluted earnings per share from normal operations	$0.81	$1.42			$2.24

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2004 By Quarter (1)

	Actual Fiscal Year 2004 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.71	$1.54			$2.25
Adjustments:
Colder-than-normal weather	—	(0.20)			(0.20)
Retroactive depreciation related to the period from 1/02-11/02, per Virginia rate order	0.04	—			0.04

Adjusted diluted earnings per share from normal operations	$0.75	$1.34			$2.09

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.